Exhibit 99.1

Rigel Announces Third Quarter 2012 Financial Results

South San Francisco, Calif. — November 6, 2012 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the three and nine months ended September 30, 2012.

For the third quarter of 2012, Rigel reported a net loss of $25.5 million, or $0.36 per share, compared to a net loss of $17.9 million, or $0.25 per share, in the same period of 2011. Weighted average shares outstanding for the third quarters of 2012 and 2011 were 71.6 million and 71.2 million, respectively.

There were no contract revenues from collaborations in the third quarter of 2012. Contract revenues from collaborations in the third quarter of 2011 were $4.4 million, which consisted of a $4.3 million payment from Merck Serono S.A.

Rigel reported total operating expenses of $25.6 million in the third quarter of 2012, compared to $22.4 million for the same period in 2011. The increase in operating expenses was primarily due to increased costs related to the clinical trials of R343, Rigel’s inhaled SYK inhibitor program for asthma, R548, Rigel’s oral JAK3 inhibitor program for transplant rejection, and R333, Rigel’s topical JAK/SYK inhibitor program for discoid lupus.

For the nine months ended September 30, 2012, Rigel reported a net loss of $73.4 million, or $1.03 per basic and diluted share, compared to a net loss of $60.2 million, or $0.99 per basic and diluted share, for the same period of 2011.

As of September 30, 2012, Rigel had cash, cash equivalents and available for sale securities of $183.9 million, compared to $247.6 million as of December 31, 2011.  In October 2012, Rigel completed an underwritten public offering in which it sold an aggregate of 15,237,750 shares of common stock pursuant to an effective registration statement at a price to the public of $9.50 per share. Rigel received net proceeds of approximately $135.7 million after deducting underwriting discounts and commissions and estimated offering expenses. Rigel expects to end 2012 with cash and investments in excess of $295.0 million.

“Everyone at Rigel is proud of our achievements this past quarter in bringing two proprietary molecules into Phase 2 studies, and successfully raising significant funding for multiple programs moving forward in our pipeline,” said James M. Gower, chairman and chief executive officer of Rigel.   “Combined, these events underscore the direction that Rigel is taking to develop potentially new and effective therapeutics for patients around the world.”

Fostamatinib Update

AstraZeneca expects to report Phase 3 results from OSKIRA-1, OSKIRA-2, and OSKIRA-3 in the first half of 2013.  They also expect to report data from OSKIRA—4  (a Phase 2b monotherapy study) by the end of 2012.  In addition, AstraZeneca has stated that they expect to file a New Drug Application with the U.S. Food and Drug Administration for fostamatinib in the second half of 2013.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for rheumatoid arthritis with its partner AstraZeneca; R343, an inhaled SYK inhibitor for asthma and R333, a topical JAK/SYK inhibitor for discoid lupus — both of which have commenced Phase 2 clinical trials; and R548, an oral JAK3 inhibitor for the treatment of transplant rejection and other immune disorders.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, expected cash and investments at year end, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement of clinical trials and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “will,” “may,” “aim,” “believe,” “plan,”  “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, the timing and success of preclinical studies and clinical trials and the potential problems that may arise in the research and development and approval process, market competition, risks associated with Rigel’s corporate partnerships, including risks that if conflicts arise between Rigel’s and its corporate partners, the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, risks associated with Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2012. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Contract revenues	$—	$4,355	$2,250	$4,750

Operating expenses:
Research and development (see Note A)	20,186	17,316	59,014	49,531
General and administrative (see Note A)	5,383	5,080	16,997	15,677
Total operating expenses	25,569	22,396	76,011	65,208

Loss from operations	(25,569)	(18,041)	(73,761)	(60,458)
Interest income, net	113	110	393	272

Net loss	$(25,456)	$(17,931)	$(73,368)	$(60,186)

Net loss per share, basic and diluted	$(0.36)	$(0.25)	$(1.03)	$(0.99)

Weighted-average shares used in computing net loss per share, basic and diluted	71,636	71,226	71,505	60,660

Note A

Stock-based compensation expense included in:
Research and development	$1,866	$2,236	$5,214	$7,086
General and administrative	1,379	854	4,140	3,041
	$3,245	$3,090	$9,354	$10,127

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2012	2011 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$183,895	$247,640
Total assets	194,316	257,106
Stockholders’ equity	174,804	236,149

(1)  Derived from audited financial statements